EXHIBIT 10.33

FORBEARANCE AGREEMENT

This Agreement (the “Agreement”) is dated as of July 31, 2009 between AccessKey IP, Inc. (the “Company”), a Nevada corporation, and Physicians Healthcare Management Group, Inc. (“PhyHealth”), a Minnesota limited liability company, having its principal address at 700 S. Royal Poinciana Blvd., Suite 506, Miami, FL 33166.

RECITALS:

A. On or about January 28, 2009, the Company received $640,000 of financing from PhyHealth, in exchange for the issuance of the January 28, 2009 Convertible Note (the “January Note”).

B. PhyHealth intended this to be a short term relatively agreements and would not have made the $640,000 loan but for the assumption that the loan would be repaid in accordance with the terms of the original note.

C. The Company has defaulted on the January Note, having failed to make the $150,000 payment due April 15, 2009 and having further failed to make the $150,000 payment due June 15, 2009.

D. The default places in jeopardy, PhyHealth’s business plan.

E. The Company did not provide advance notice in the case of its nonpayment on April 15, 2009 or in the case of its nonpayment on June 15, 2009.

F. The Company has represented that but for unforeseen business exigencies which the Company claims prevented it from making the payments when due, the Company would have made payments.

G. The Company and PhyHealth have determined, subject to the terms, conditions, agreements, representations and warranties set forth herein, that this Agreement, and the attached Amended Convertible Note, will serve the general welfare and advantage of the Company’s business.

H. By signing the attached Amended Convertible Note (the “Amended Note”), substituting for the January Note, the Company is securing PhyHealth’s agreement of forbearance.

I. PhyHealth had requested a demonstration of good faith on the part of the Company, requesting partial payment, of at least 10%, or $64,000, as a condition of PhyHealth’s forbearance.

J. However, the Company has represented that due to unforeseen business exigencies which it claims also prevented it from making the payments when due, the Company cannot make any payment at this time.

K. The Company acknowledges that as a consequence of the default, the January Note’s interest rate provides for an increase to 18% per annum, which, given PhyHealth’s forbearance any payment at this time, will be retroactive to January 28, 2009, and will instead be at 22%, the Company will issue PhyHealth 15,000,000 shares of its common stock and that the terms of the Class A Stock Purchase Warrant are changed.

NOW, THEREFORE, in consideration of the foregoing recitals, as well as the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENTS

Subject to compliance with the payment obligations of the Amended Note and the fulfillment of Company’s obligations pursuant thereto, PhyHealth and its affiliates hereby waive:

a.	all prior defaults;
b.	any claim of fraud;
c.	and any claim against anyone other than the Company; and
d.	any right it may have to pursue an involuntary bankruptcy against the Company.

2.   The Company hereby issues the attached note (the “Amended Note”) in the amount of $715,015.10, which includes past interest on the January Note through July 31, 2009, issues PhyHealth 15,000,000 shares of its common stock and issues 25,000,000 Class A Stock Purchase Warrants, also attached, which supersedes and replaces the previously issued 20,000,000 January 28, 2009 Class A Stock Purchase Warrants.

3.   Notices.  All notices required to be given to any of the parties hereunder shall be in writing and shall he deemed to have been sufficiently given for all purposes when presented personally to such party or sent by certified or registered mail, return receipt requested, to such party at its address set forth above. Such notice shall be deemed to be given when received if delivered personally or five (5) business days after the date mailed.  Any notice mailed shall be sent by certified or registered mail.  Any notice of any change in such address shall also be given in the manner set forth above.  Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

4.   Severability.  In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect or to any extent, such provision shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible.  Any such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.   Modification of Agreement.  This Agreement may not be modified, altered or amended, except by an agreement in writing signed by both the Company and PhyHealth.

6.   Governing Law.  This instrument shall be construed according to and governed by the laws of the State of Florida.

IN WITNESS WHEREOF, the Company has duly executed this Agreement as of the date first written above.

AccessKey IP, Inc.	Physicians Healthcare Management Group, Inc.

Bruce Palmer, President	BY: Robert L Trinka, CEO